UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

December 23, 2021

Date of report (date of earliest event reported)

Digi International Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34033	41-1532464
(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

9350 Excelsior Blvd., Suite 700
Hopkins, Minnesota		55343
(Address of principal executive offices)		(Zip Code)

(952) 912-3444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	DGII	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On December 22, 2021, Digi entered into a third amended and restated credit agreement (the “Credit Agreement”) with BMO Harris Bank N.A. (“BMO”), as administrative agent and collateral agent, BMO Capital Markets Corp., as sole lead arranger and book runner, and the other lenders from time-to-time party thereto (collectively, the “Lenders”).

As previously disclosed, Digi is party to an existing credit agreement with BMO that was amended and restated pursuant to the Credit Agreement. The Credit Agreement provides Digi with a senior secured credit facility (the “Credit Facility”) consisting of a $350 million term loan B secured loan (the “Term Loan Facility”) and a $35 million revolving credit facility (the “Revolving Loan Facility”) with an uncommitted option to increase incremental loans under the Credit Facility, subject to an incremental cap. The Revolving Loan Facility includes a $10 million letter of credit subfacility and $10 million swingline subfacility. Digi refinanced the term loans under its existing credit agreement incurred to finance the acquisition of all of the outstanding equity interests of Ventus Networks, LLC, Ventus Holdings, LLC, Ventus IP Holdings, LLC, Ventus Wireless Services, Inc., Ventus Wireless CA, Inc., and VClipz, Inc. on November 1, 2021, but did not receive any additional proceeds from the Term Loan Facility in connection with the amendment and restatement of its existing credit agreement pursuant to the Credit Agreement. Digi may use proceeds of the Revolving Loan Facility in the future for general corporate purposes.

The Term Loan Facility requires quarterly amortization payment in an amount equal to 5.00% per annum of the original aggregate principal amount of the term loans, commencing on June 30, 2022 and all borrowings must be repaid on the seventh anniversary of the closing date. Any loans under the Revolving Loan Facility must be repaid on the fifth anniversary of the closing date.

Borrowings under the Term Loan Facility bear interest at a rate per annum equal to LIBOR with a floor of 0.50% for an interest period of one, three or six months as selected by Digi, reset at the end of the selected interest period (or a replacement benchmark rate if LIBOR is no longer available) plus 5.00% or a base rate plus 4.00%. The base rate is determined by reference to the highest of (1) BMO’s prime rate, (2) the Federal Funds Effective Rate plus 0.5%, or (3) one-month LIBOR for U.S. dollars plus 1.00%. The applicable margin for loans under the Revolving Credit Facility is in a range of 4.00-3.75% for LIBOR loans and 3.00 to 2.75% for base rate loans, depending on Digi’s consolidated leverage ratio. The consolidated leverage ratio is defined as the ratio of Digi’s consolidated total funded indebtedness minus unrestricted cash as of such date to consolidated earnings before interest, taxes, depreciation and amortization for such period.

In addition to paying interest on the outstanding principal under the Credit Facility, Digi is required to pay a commitment fee on the unutilized commitments under the Revolving Credit Facility. The commitment fee is between 0.50%-0.375% depending on Digi’s consolidated leverage ratio.

The foregoing description of the material changes to the Credit Agreement and underlying Credit Facility does not purport to be complete and is qualified by reference to the text of the Credit Agreement, which is attached as Exhibit 10.1 to this current report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure in Item 1.01 of this current report on Form 8-K regarding the Credit Agreement and Credit Facility is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits.

The following exhibits are provided herewith:

Exhibit No.	Description	Manner of Filing
10.1*	Third Amended and Restated Credit Agreement dated as of December 22, 2021, by and among Digi International Inc., as the Borrower, BMO Harris Bank N.A., as administrative agent and collateral agent, BMO Capital Markets Corp., as sole lead arranger and book runner, and the other lenders from time-to-time party thereto.	Filed Electronically
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the inline XBRL document)	Filed Electronically

* Pursuant to Item 601(a)(5) of Regulation S-K, the exhibits and schedules to Exhibit 10.1 have been omitted from this report and will be furnished supplementally to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: December 23, 2021

DIGI INTERNATIONAL INC.

By:	/s/ James J. Loch
James J. Loch
Senior Vice President, Chief Financial Officer and Treasurer